Exhibit 99

Magellan Copper and Gold Corp. Announces LOI to Acquire the Ophir Creek Placer Gold Mine Near Ophir, AK from Village Gold, Inc.

Planned acquisition gives Magellan the ability to produce gold in 2026, and take advantage of the rapid rise in metal prices which could add significant value to shareholders.

WALLACE, ID / ACCESSWIRE / January 30, 2026 / Magellan Coper and Gold Corp. (OTCID: MAGE) (“Magellan” or the “Company”), is pleased to announce that the Company has entered into a letter of intent to acquire the Ophir Creek Placer Gold Mine from Village Gold, Inc. The project is located near Ophir, Alaska.

Upon completion of the transaction Magellan will acquire 100% of the project. The project is comprised of 9 Alaska State Mining Claims comprising approximately 620 acres. There are additional Bureau of Land Management federal mining claims which are scheduled to be conveyed to the State of Alaska at which time, those additional claims will become part of the Village Gold claims package.

The project is a fully permitted mining project by the State of Alaska Department of Natural Resources under permit APMA #3091. Mining activity on State of Alaska lands can commence in 2026 as soon as the area is seasonably accessible. Representatives from Magellan visited the site in July of 2025 and performed a systematic sampling program focused on previously mined areas on the property. There is also an intrusive related gold target near the property where exploration for a hard rock deposit may be incorporated into the overall exploration plan for the project.

The Company believes that the Ophir Project gives the company an exceptional opportunity to become a near-term producer while it works to move its other projects forward and continues looking for additional projects that management believes will have a chance to add significant value to its shareholders.

CEO Mike Lavigne stated, “We are excited about bringing the Ophir Project into our portfolio due to the ability it gives us to produce gold in 2026”. He continued, “The rapid rise in metals prices over the past year has created new dynamics within the industry and we believe that bringing on a project of this type will help the company begin to create the cash flow that will allow us to fund other projects within our current portfolio along with several additional projects currently on our radar”.

About Magellan Copper and Gold Corp.

Magellan Copper and Gold Corp. (MAGE) is focused on the exploration and development of precious metals in North America and more specifically the Western United States. Magellan currently controls The Center Star Gold Mine located in Idaho County within the State of Idaho.

To learn more about Magellan Copper and Gold Corp, visit www.magellancoppergold.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Copper and Gold Corp. believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Copper and Gold Corp’s periodic filings with the Securities and Exchange Commission.

Contact:

Magellan Copper and Gold Corp.
Michael B. Lavigne, CEO
Email: mblavigne@magellancoppergold.com

Phone: 206-909-4959

SOURCE: Magellan Copper and Gold Corp.